UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 9, 2018
Artisan Partners Asset Management Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35826	45-0969585
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

875 E. Wisconsin Avenue, Suite 800 Milwaukee, WI 53202
(Address of principal executive offices and zip code)

(414) 390-6100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
                             Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events
On February 9, 2018, the Class B common stock of Artisan Partners Asset Management Inc. (the “Company”) changed from five votes per share to one vote per share pursuant to the terms of the Company’s Restated Certificate of Incorporation. The Company’s Restated Certificate of Incorporation states that the Class B common shares have five votes per share only so long as the holders of Class B common shares, which consist of the Company’s employee-partners, hold more than 20% of the Company’s total outstanding shares. Each other class of common shares has one vote per share. On February 9, 2018, the Class B common stockholders’ ownership decreased from 20.02% to 19.99% of the Company’s total outstanding shares in connection with the sale of shares by certain of the Class B holders. As a result of the change, (i) each of the Company’s 11,922,192 currently outstanding shares of Class B common stock is now entitled to one vote per share, and (ii) the voting power of the Company’s stockholders committee, which has the power to vote all of the Class B common shares and certain Class A common shares held by employees, declined from approximately 52.0% to approximately 22.0%. Employee-partners and employees together own approximately 22.0% of the firm.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Artisan Partners Asset Management Inc.
Date: February 13, 2018

By:	/s/ Sarah A. Johnson
Name:	Sarah A. Johnson
Title:	Executive Vice President, Chief Legal Officer and Secretary